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                                                                    EXHIBIT 99.4

                       [LETTERHEAD OF RP FINANCIAL, LC.]


                                         March 31, 2000

Mr. Charles C. Pearson, Jr.
President and Chief Executive Officer
Harris Financial, Inc., Subsidiary of Harris Financial MHC
235 North Second Street
Harrisburg, Pennsylvania 17105


Dear Mr. Pearson:

     This letter sets forth the agreement between Harris Financial, Inc. ("Harris" or the "Company"), subsidiary of Harris Financial MHC, Harrisburg, Pennsylvania (the "MHC"), and RP Financial, LC. ("RP Financial"), whereby the Company has engaged RP Financial to prepare the written document and financial projections reflecting the post-conversion activities of the Company in conjunction with the public stock offering of shares of common stock of Harris and the contemporaneous stock acquisition of York Financial Corp., York, Pennsylvania ("York"). These services are described in greater detail below.

Description of Proposed Services
--------------------------------

     RP Financial's business planning services will include the following areas:
(1) determining the Company's current financial and operating condition, business strategies and anticipated future strategies, both currently and incorporating the merger transaction; (2) quantifying the impact of business strategies, incorporating the use of offering proceeds; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of selected business strategies, the use of offering proceeds and the merger transaction; (4) preparing the written business plan document which conforms with applicable regulatory guidelines, including a description of the use of offering proceeds, post-merger operations and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization and inter-company cash flows.

     Contents of the business plan will include: Philosophy/Goals; Economic Environment and Background; Lending, Leasing and Investment Activities; Deposit, Savings and Borrowing Activity; Asset and Liability Management; Operations; Records, Systems and Controls; Growth, Profitability and Capital; Responsibility for Monitoring this Plan.

     RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan conforming to regulatory guidelines can be filed with the appropriate federal and state regulatory agencies in conjunction with the filing of the stock offering and merger applications.
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Mr. Charles C. Pearson, Jr.
March 31, 2000
Page 2

Fee Structure and Payment Schedule
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     The Company agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $30,000. Payment of the professional fees shall be made upon delivery of the completed business plan. The Company also agrees to reimburse RP Financial for those direct reasonable out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses to an amount not to exceed $10,000 in conjunction with the business planning and appraisal engagements, subject to written authorization from the Company to exceed such level.

     In the event the Company shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Company agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

     If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to the Company or changes in the structure of the merger transaction that will dramatically impact the Company.

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

                                         Sincerely,

                                         /s/ William E. Pommerening
                                         William E. Pommerening
                                         Chief Executive Officer and
                                          Managing Director


Agreed To and Accepted By: Charles C. Pearson, Jr. /s/ Charles C. Pearson
                           President and Chief Executive Officer


Upon Authorization by the Board of Directors For: Harris Financial, Inc.
                                                  Subsidiary of Harris Financial
                                                  MHC
                                                  Harrisburg, Pennsylvania

Date Executed: 4/30/00